Exhibit 99.1

AMETEK Completes Acquisition of Paragon Medical

Berwyn, Pa., December 8, 2023 - AMETEK, Inc. (NYSE: AME) today announced that it has completed its acquisition of Paragon Medical, a leading provider of highly engineered medical components and instruments, from affiliates of American Securities LLC, in an all-cash transaction valued at approximately $1.9 billion.

"We are excited to welcome the Paragon team to AMETEK," said David A. Zapico, AMETEK Chairman and Chief Executive Officer. "Paragon’s outstanding capabilities and market leadership align seamlessly with AMETEK’s commitment to delivering high-performance solutions, further broadening our presence in the attractive MedTech industry.”

Paragon Medical serves a wide range of specialty applications including orthopedics, minimally invasive surgery, robotic surgery, and drug delivery. Paragon's product portfolio includes single-use and consumable surgical instruments and implantable components sold to a diverse blue-chip customer base of leading medical device manufacturers.

With annual sales of approximately $500 million, Paragon joins AMETEK as part of its Electromechanical Group (EMG), a differentiated supplier of thermal management, automation and engineered solutions.

Corporate Profile
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales over $6.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247